UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

S.A.V.E. PARTNERS IV, LLC
LOCKE PARTNERS I LLC
JOHN S. IOANNOU
AJOY H. KARNA
RODMAN K. REEF
ANDREW SALISBURY
CRAIG W. THOMAS
BRADLEY M. TIRPAK
GEORGE WALLNER
JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07
DIANE V. STUCKERT REVOCABLE TRUST U/A DTD 8/7/03
JAMES W. STUCKERT
DIANE V. STUCKERT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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S.A.V.E. Partners IV, LLC, together with the other Participants named herein (“SAVE”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc. (“USAT”).  SAVE has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On June 12, 2012, S.A.V.E. Partners IV, LLC issued the following press release announcing that it issued a letter to shareholders of USAT and containing the full text of such letter mailed to shareholders on such date:

SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT (SAVE) BELIEVES A NEW DIRECTION IS NEEDED FOR USA TECHNOLOGIES, INC.

SAVE Sets the Record Straight on USAT

GREENWICH, Conn., June 12, 2012 /PRNewswire - S.A.V.E. Partners IV, LLC, which together with its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,196,739 shares of common stock of USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or the “Company”), representing approximately 9.8% of the Company’s outstanding shares, today issued the following letter to shareholders of USAT.

Dear Fellow Shareholders:

Over the past couple of weeks, the Board of Directors of USA Technologies, Inc. (“USAT” or the “Company”) has regaled shareholders with positive news and optimistic forecasts.  These developments include the achievement of connection milestones, a commitment for a new $3 million asset based credit line and promises of quarterly net income by year end.  At the same time, the Board has “set the record straight” about SAVE’s business plan, dismissing several of our initiatives and claiming USAT is already implementing others.

Now it is SAVE’s turn to set the record straight.

PLEASE SIGN, VOTE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

With very little time left before the June 28, 2012 annual meeting, we want to make it entirely clear that, as the Company’s largest shareholder, SAVE’s interests are squarely aligned with yours.  If USAT prospers, then we all do.  We have nominated seven new highly qualified candidates for election to the Board because we believe strongly in the potential of USAT’s business.  However, we do not believe the current Board and management team has a coherent business plan that will create value for shareholders.

We believe USAT’s recent pronouncements are clear evidence that its business plan is not working and that shareholders can no longer entrust their Company to the current Board:

•
Despite increased connections in fiscal 2012, the stock price has decreased.  On May 29, 2012, USAT reported that the number of devices connected to its network went from 119,000 on June 30, 2011 to approximately 155,000.  Approximately 58% of the new units added through March 31, 2012 are attributable to the JumpStart Program.  However, despite the increased connections, the stock price declined over 36% from $2.22 on June 30, 2011 to $1.42 on May 29, 2012.  Contrary to USAT’s contention, SAVE believes this is indisputable evidence that the JumpStart model needs to be revamped through a focus on lower cost hardware.  SAVE believes that reducing the cost of the Company’s hardware is critical to accelerating the return on investment on JumpStart, thereby maximizing the return on shareholders’ investments.  USAT belittles our “fixation” on hardware.  We believe USAT should take a lesson from Apple, whose extraordinary success is, in our view, due largely to its ability to innovate and use low-cost hardware to connect users to value-added services and a diverse array of applications, a business model that SAVE wants to emulate for USAT’s devices.

•
Despite burning through over 50% of the cash on its balance sheet in fiscal 2012, the Board now proposes to add debt. In the first nine months of fiscal 2012, the Company’s cash on its balance sheet decreased from approximately $13.0 million to approximately $6.2 million.  Yet, on June 6, 2012, the Company announced a commitment letter for a $3 million asset based credit line from Avidbank. The interest rate and security for the financing were not disclosed.  The Company stated this financing arrangement represents part of its plan to maintain “a healthy balance sheet.”  To the contrary, we believe it is a sign of extreme financial instability for the Company to be incurring debt on top of continuing negative cash flows. When a company is burning through cash at USAT’s rate, we believe it should be focused on cutting costs, rather than taking on debt and potentially putting shareholders at risk by subordinating them to a secured lender.

•
USAT is now tempting shareholders with visions of profits. In its June 8, 2012 letter to shareholders, USAT stated that it expected to achieve quarterly net income for the quarter ending December 31, 2012 (subject to five significant assumptions in a footnote at the end of the letter).  However, only four months earlier, on the Company’s February 8, 2012 earnings call, CEO Stephen Herbert stated, “We are not at this point prepared to point to a certain quarter and say that this is the quarter when we expect to generate positive cash flow.”  In just over one quarter, and in the midst of a proxy contest, USAT went from being unable to predict positive cash flow to glowing expectations of profits.  We believe this startling about-face demonstrates the utter lack of credibility of USAT’s current leadership when it comes to forecasting the Company’s future results.

SAVE BELIEVES USAT SHAREHOLDERS DESERVE A SERIOUS BUSINESS PLAN, NOT EMPTY PROMISES

SAVE has put forth seven serious nominees and a serious business plan to fix and grow your Company.   Today, we filed with the SEC an investor presentation that lays out our business plan in greater detail, and we encourage you to review it carefully.  Starting on day one, our Board will hit the ground running to accomplish the following principal objectives:

•	Recruit the best team to operate the business;

•	Develop a focused strategy with appropriate attention to cost controls and technology innovation;

•	Design appropriate incentives for high-performing employees throughout the organization - not just senior management; and

•	Hold management accountable.

We believe the Board must be responsive, and not just reactive, to shareholder concerns.  As the Company’s largest shareholder, we are truly incentivized to act in the best interests of all shareholders.

SAVE’s nominees have intimate knowledge of the rapidly changing vending and electronic payments industries.  We firmly believe that, given the right leadership, USAT has the potential to achieve extraordinary growth and profitability.  If elected, our nominees are committed to bringing the full benefit of their collective experience to bear on the serious issues facing the Company, and working quickly and decisively to help USAT shareholders capture the maximum value from their investment.   Unlike the current Board, our nominees are eager to back up our words by purchasing over $1,000,000 of USAT stock if elected.

WE URGE YOU TO VOTE THE GOLD PROXY CARD TODAY.

Thank you again for your support.  SAVE urges shareholders NOT to respond to any solicitation made by USAT’s Board of Directors and NOT to return USAT’s white proxy card. If you have voted a white proxy card, you can change your vote by voting the enclosed GOLD proxy card today.  Please vote each and every GOLD proxy card you receive.   You can learn more about SAVE and our highly-qualified Board candidates at www.SAVEUSAT.com.

Sincerely,

/s/ Bradley M. Tirpak	/s/ Craig W. Thomas

Bradley M. Tirpak	Craig W. Thomas

If you have any questions, please call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 662-5200 or e-mail info@saveusat.com.

Contact:

Morrow & Co., LLC
Tom Ball
John Ferguson
(203) 658-9400
(800) 662-5200
INFO@SAVEUSAT.COM

Item 2: The following materials were posted by S.A.V.E. Partners IV, LLC to http://shareholder-advocates-for-value-enhancement.com and http://www.saveusat.com:

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Our Mission

Shareholder Advocates for Value Enhancement (SAVE) is committed to enhancing long-term value for shareholders by advocating for improved corporate governance, efficient operations and aligning executive compensation with shareholder returns. SAVE was founded by Bradley M. Tirpak and Craig W. Thomas.

Latest News for SAVEUSAT

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  on JUNE 13, 2012
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Latest Press Releases

- SAVE Believes a New Direction is Needed at USA Technologies, Inc. (NASDAQ: USAT)
  on JUNE 13, 2012
- SAVE Files Business Improvement Plan to Move USA Technologies, Inc. Forward (NASDAQ: USAT)
  on JUNE 13, 2012
- SAVE's Nominees are Committed to Purchasing Over $1,000,000 of USA Technologies Stock if Elected (NASDAQ: USAT)
  on JUNE 6, 2012

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The Business Improvement Plan contained on the website is attached as Exhibit 1.